AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement (this "Amendment") has been entered into this 5th day of December, 1997 by and between Innovo Group Inc., a Delaware corporation ("the Employer") and
Alexander Miller ("the Employee").


                            Recitals


     WHEREAS, the Employer and the Employee entered into an Employment Agreement ("the Original Agreement") dated August 13,
1997 under which the Employer agreed to employ the Employee, and the Employee agreed to such employment, as the Director of Investor Relations; and

     WHEREAS the Employer and the Employee now wish to modify certain terms of the Original Agreement;

     NOW THEREFORE, the Employer and the Employee hereby agree as follows:

                            Agreement


1. Compensation of Employee. Effective as of the Amendment Date and continuing from the Amendment Date to the Expiration Date (as defined in Section 3 of the Original Agreement), the Base Compensation payable by reason of Section 4(A) of the Original Agreement shall be revised to be Two Thousand, Seven Hundred and Thirty-One dollars and Seventy-One cents ($2,731.71) per month, with such amount pro-rated for periods of less than one full month.

2. Non-Renewal. The Original Agreement shall not renew for one-year periods as originally provided for in Section 3 of the Original Agreement, and the Original Agreement, as amended by this Amendment, shall terminate on the Termination Date unless earlier terminated pursuant to its terms or renewed or extended by the mutual agreement of the Employer and the Employee.

 3. Resignation from Employer Board of Directors. The Employee hereby resigns, as of the Amendment Date, from the board of directors of the Employer and from any committees of such board of directors of which he is a member.

4.   Sections 8,9,10,11 and 12.  Sections 8,9,10,11 and 12 of the
Original Agreement are referred to and incorporated by reference herein so as to apply with equal force and effect to this Amendment.

5. Entire Agreement. The Original Agreement as modified by this Amendment constitutes the entire agreement between the parties with respect to the subject matter of the Original Agreement and this Amendment and supersedes all prior written and oral agreements and understandings between the Employer and the Employee with respect to the subject matter of the Original Agreement and this Amendment. The Original Agreement as modified by this Amendment may not be further amended except by written amendment executed by the party to be charged with the amendment.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



/s/ Alexander Miller               Innovo Group Inc.
_________________________
Alexander Miller
                                   By: /s/ L.E. Smith
                                   _________________________

                                   Title: Chairman and Chief
                                          Executive Officer